Exhibit 99.1

Company contact:
Kristina McMenamin

W. P. Carey Inc.

212-492-8995

kmcmenamin@wpcarey.com

Media contact:

Guy Lawrence

Ross & Lawrence

212-308-3333

gblawrence@rosslawpr.com

W. P. Carey Inc. Announces Election of Mary M. VanDeWeghe to Board of Directors

New York, NY- April 29, 2014 - W. P. Carey Inc. (NYSE:WPC), a global net-lease REIT, announced today that Mary M. “Meg” VanDeWeghe has been elected a director of the Company.  Ms. VanDeWeghe is the Chief Executive Officer and President of Forte Consulting Inc., a financial and management consulting firm, and a Professor at Georgetown University’s McDonough School of Business. Prior to holding her current positions, Ms. VanDeWeghe served as Senior Vice President of Finance for Lockheed Martin Corporation, and previously held positions in corporate finance, capital markets and general management at J.P. Morgan, where she rose to the rank of Managing Director. Ms. VanDeWeghe has served as a Director and member of the Audit and Finance Committees of Ecolab Inc., a global leader in water, hygiene, and energy technologies and services, since its merger with Nalco Holding Company in 2011. She served on the board of Nalco Holding Company from 2009 to 2011.  She has also served on the board of Brown Advisory, Inc., a privately held investment management company, since 2003. A graduate of Smith College, Ms. VanDeWeghe also holds an MBA from Dartmouth College’s Tuck School of Business.

Commenting on the election of Ms. VanDeWeghe, W. P. Carey’s President and CEO Trevor Bond noted, “Meg brings to the board a wealth of experience in corporate governance, financial analysis and strategy, mergers and acquisitions, and capital markets that she has gained through her role in financial management, as well as her work in consulting and investment banking. Her broad industry exposure and diverse skill set, along with her experience in academia, will add a valuable perspective to our board.  We are delighted to welcome Meg as a director of W. P. Carey Inc.”

W. P. Carey Inc.

W. P. Carey Inc. is a leading global net-lease REIT that provides long-term sale-leaseback and build-to-suit financing solutions for companies worldwide. It also acts as the manager to a series of non-traded REITs. The Company’s owned and managed diversified global investment portfolio had a combined value of approximately $15 billion at December 31, 2013. Its corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Furthermore, its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows, enabling it to deliver consistent and rising dividend income to investors for over four decades. www.wpcarey.com